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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

  Filed by the Registrant  | X |
  Filed by a Party other than the Registrant |___|

  Check the appropriate box:

  |_|  Preliminary Proxy Statement
  |_|  Confidential, For Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
  |X|  Definitive Proxy Statement
  |_|  Definitive Additional Materials
  |_|  Soliciting Material Pursuant to
       Section 240.14a-11(c) or Section 240.14a-12


                   LADENBURG THALMANN FINANCIAL SERVICES INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)
|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
     (5)  Total fee paid:

     ---------------------------------------------------------------------------

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     ---------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------
     (3)  Filing Party:

     ---------------------------------------------------------------------------
     (4)  Date Filed:

     ---------------------------------------------------------------------------

                   LADENBURG THALMANN FINANCIAL SERVICES INC.
                         590 Madison Avenue, 34th Floor
                            New York, New York 10022
                     ---------------------------------------
                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 17, 2003
                     ---------------------------------------


         NOTICE IS HEREBY GIVEN that an annual meeting of shareholders of Ladenburg Thalmann Financial Services Inc., a Florida corporation, will be held at the offices of Ladenburg Thalmann & Co. Inc., our principal operating subsidiary, located at 538 Broadhollow Road, Suite 200W, Melville, New York, on Wednesday, September 17, 2003, at 10:00 a.m., for the following purposes, all as more fully described in the attached proxy statement:

         1. To elect eight directors to our board of directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified; and

         2. To transact such other business as may properly come before the meeting, and any or all postponements or adjournments thereof.

         Only shareholders of record at the close of business on August 14, 2003, will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments.

         You are urged to read the attached proxy statement, which contains information relevant to the actions to be taken at the meeting. Whether or not you expect to attend the meeting in person, please sign and date the accompanying proxy card and mail it promptly in the enclosed addressed, postage-prepaid envelope. You may revoke your proxy if you so desire at any time before it is voted.

                                       By Order of the Board of Directors


                                       Victor M. Rivas, President and Chief
                                            Executive Officer

New York, New York
August 22, 2003

                   LADENBURG THALMANN FINANCIAL SERVICES INC.
                      -------------------------------------

                                 PROXY STATEMENT
                      -------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 17, 2003
                      -------------------------------------

         This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board directors for use at an annual meeting of shareholders to be held on September 17, 2003, and any postponements or adjournments.

         On or about August 22, 2003, this proxy statement and the accompanying form of proxy are being mailed to each shareholder of record at the close of business on August 14, 2003.

         The information provided in the "question and answer" format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this proxy statement carefully.

What matters am I voting on?

         You will be voting on the election of eight directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. Additionally, you will be voting on any other business that may properly come before the meeting.

Who is entitled to vote?

         Holders of our common stock as of the close of business on August 14, 2003, the record date, are entitled to vote at the meeting. As of the record date, we had issued and outstanding 42,859,432 shares of common stock, our only class of voting securities outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date.

What is the effect of giving a proxy?

         Proxies in the form enclosed are solicited by and on behalf of our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

         If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted FOR the election as directors of the nominees listed below under Proposal 1. If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.

Can I change my vote after I return my proxy card?

         You may revoke your proxy at any time before it is exercised by:

         o delivering written notification of your revocation to our secretary;

         o        voting in person at the meeting; or

         o        delivering another proxy bearing a later date.

         Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

         A quorum is the minimum number for shares required to be present at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of a majority of all outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted ("shareholder withholding") with respect to a particular matter. Similarly, a broker may not be permitted to vote stock ("broker non-vote") held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will not be considered shares present and entitled to vote on that matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any matter at the meeting. If the proxy indicates that the shares are not being voted on any matter at the meeting, the shares will not be counted for purposes of determining the presence of a quorum. Abstentions are voted neither "for" nor "against" a matter but are counted in the determination of a quorum.

How may I vote?

         You may vote your shares by mail. Date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need to be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you.

How many votes are needed for approval of each matter?

         The election of directors requires a plurality vote of the shares of common stock voted at the meeting. "Plurality" means that the individuals who receive the largest number of votes cast "FOR" are elected as directors. Consequently, any shares not voted "FOR" a particular nominee (whether as a result of a direction of the securities holder to withhold authority, abstentions or a broker non-vote) will not be counted in such nominee's favor. As there are eight directors to be elected, the eight persons receiving the highest votes will be elected if nominees other than those nominated by the board are presented.

         Any other proposal properly brought at the annual meeting must be approved by a majority of the votes cast at the meeting with respect to the proposal. Abstentions and shares deemed present at the meeting but not entitled to vote with respect to each of the proposals (because of either shareholder withholding or broker non-vote) are not deemed voted and therefore will have no effect on such vote.

Annual Report

         We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which includes our audited financial statements, upon the written request of any person stating that (s)he is a beneficial holder of our common stock. Requests for copies and inquiries should be sent in writing to Investor Relations Department, Ladenburg Thalmann Financial Services Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information as of August 14, 2003 with respect to the beneficial ownership of our common stock by (i) those persons or groups known to beneficially own more than 5% of our voting securities, (ii) each of our directors, (iii) each of the executive officers named in the Summary Compensation Table below and (iv) all of our current directors and executive officers as a group. Except as otherwise stated, the business address of each of the below listed persons is c/o Ladenburg Thalmann Financial Services Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022.


                                                       Amount and Nature of                   Percent of Class
Name of Beneficial Owner                              Beneficial ownership(1)                of Voting Securities
------------------------                              -----------------------                --------------------
Phillip Frost, M.D. (2)                                     8,396,441(3)                           16.9%
Berliner Effektengesellschaft AG(4)                         5,575,556(5)                           12.7%
Bennett S. LeBow(6)                                         4,361,314(7)                           10.2%
Richard J. Rosenstock                                       3,884,679(8)                            9.0%
New Valley Corporation(9)                                   3,944,216(10)                           8.4%
Carl C. Icahn(11)                                           3,396,258(12)                           7.9%
Mark Zeitchick                                              1,609,644(13)                           3.7%
Vincent Mangone                                             1,609,644(14)                           3.7%
Howard M. Lorber                                            1,535,878(15)                           3.6%
Victor M. Rivas                                               779,466(16)                           1.8%
Richard J. Lampen                                              58,367(17)                             *
Robert J. Eide                                                 31,367(18)                             *
Henry C. Beinstein                                             31,361(19)                             *
Salvatore Giardina                                             11,666(20)                             *
All directors and executive officers
as a group (10 persons)                                    13,913,386(21)                          31.4%
-----------------

*        Less than 1 percent.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The information concerning the shareholders is based upon numbers reported by the owner in documents publicly filed with the SEC, publicly available information or information made known to us. Except as otherwise indicated, all of the shares of common stock are owned of record and beneficially and the persons identified have sole voting and investment power with respect thereto.

(2) The business address of Dr. Frost is c/o IVAX Corporation, 4400 Biscayne Boulevard, Miami, Florida 33137.

(3) Represents (i) 1,778,966 shares of common stock held by Frost Gamma Investments Trust, a trust organized under Nevada law, (ii) 100,000 shares of common stock issuable upon exercise of an immediately exercisable warrant held by Frost Gamma, (iii) 6,497,475 shares of common stock issuable upon conversion of a senior convertible promissory note held by Frost-Nevada Investments Trust, a trust organized under Nevada law, and (iv) 20,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Frost. Dr. Frost is the sole trustee of both Frost Gamma Investments Trust and Frost-Nevada Investments Trust. Dr. Frost is also (a) the sole limited partner of Frost Gamma Limited Partnership, the beneficiary of Frost Gamma Investments Trust, and is the sole shareholder of Frost-Nevada Corporation, the sole shareholder of Frost Gamma Inc., the general partner of Frost Gamma Limited Partnership, (b) one of the three limited partners of Frost-Nevada, Limited Partnership, the beneficiary of Frost-Nevada Investments Trust, and is the sole shareholder of Frost-Nevada Corporation, the general partner of Frost-Nevada, Limited Partnership and (c) the sole shareholder of Frost Beta, Inc., the sole general partner of Frost Beta, LLP, a limited partner of Frost-Nevada, Limited Partnership. Record ownership of these shares may be transferred from time to time among Dr. Frost and, in addition to other entities that he may control, any or all of Frost

         Gamma Investments Trust, Frost Gamma Limited Partnership, Frost Gamma Inc., Frost-Nevada Investments Trust, Frost-Nevada, Limited Partnership, Frost Beta, Inc., Frost Beta, LLP and Frost-Nevada Corporation. Accordingly, solely for purposes of reporting beneficial ownership of these shares pursuant to Section 13(d) of the Exchange Act, each of these parties will be deemed to be the beneficial owner of the shares held by any other of the parties. The foregoing information was derived from an Amendment to Schedule 13D filed with the SEC on September 10, 2001 as well as from information made known to us. (4) The business address for Berliner Effektengesellschaft AG is Kurfustendamm 119, 10711 Berlin, Germany. (5) Includes 955,055 shares of common stock issuable upon conversion of a senior convertible promissory note held by Berliner.

(6) Mr. LeBow is not standing for re-election and his term will expire at this year's annual meeting.

(7) Represents (i) 758,205 shares of common stock held directly by Mr. LeBow, (ii) 3,325,199 shares of common stock held by LeBow Gamma Limited Partnership, a Nevada limited partnership, (iii) 110,336 shares of common stock held by LeBow Alpha LLLP, a Delaware limited liability limited partnership, (iv) 147,574 shares of common stock held by The Bennett and Geraldine LeBow Foundation, Inc., a Florida not-for-profit corporation, and (v) 20,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. LeBow. Does not include (i) 20,000 shares of common stock issuable upon exercise of options held by Mr. LeBow that are not currently exercisable and that will not become exercisable within 60 days and (ii) the shares of common stock beneficially owned by New Valley Corporation of which Mr. LeBow serves as an executive officer and director. Mr. LeBow indirectly exercises sole voting power and sole dispositive power over the shares of common stock held by the partnerships. LeBow Holdings, Inc., a Nevada corporation, is the sole stockholder of LeBow Gamma, Inc., a Nevada corporation, which is the general partner of LeBow Gamma Limited Partnership, and is the general partner of LeBow Alpha LLLP. Mr. LeBow is a director, officer and sole stockholder of LeBow Holdings, Inc. and a director and officer of LeBow Gamma, Inc. Mr. LeBow and family members serve as directors and executive officers of the Foundation and Mr. LeBow possesses shared voting and shared dispositive power with the other directors of the Foundation with respect to the Foundation's shares of common stock. The foregoing information was derived from an Amendment to Schedule 13D filed with the SEC on December 21, 2001 as well as from information made known to us.

(8) Represents (i) 3,701,346 shares of common stock held of record by The Richard J. Rosenstock Revocable Living Trust Dated 3/5/96, of which Mr. Rosenstock is the sole trustee and beneficiary, and (ii) 183,333 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Rosenstock. Does not include 166,667 shares of common stock issuable upon exercise of options held by Mr. Rosenstock that are not currently exercisable and that will not become exercisable within the next 60 days.

(9) The business address for New Valley Corporation is 100 S. E. Second Street, Miami, Florida 33131.

(10) Represents (i) 3,844,216 shares of common stock issuable upon conversion of a senior convertible promissory note held by New Valley and (ii) 100,000 shares of common stock issuable upon exercise of immediately exercisable warrants held by New Valley.

(11) The business address for Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153.

(12) Represents (i) 2,148,725 shares of common stock held by High River Limited Partnership, (ii) 1,227,773 shares of common stock held by Tortoise Corp. and (iii) 19,760 shares of common stock held by Little Meadow Corp. Each of these entities are either directly or indirectly 100% owned by Mr. Icahn. As such, Mr. Icahn is in a position to directly and indirectly determine the investment and voting decisions made by these entities. Accordingly, Mr. Icahn may be deemed to be the beneficial owner of these shares for purposes of reporting beneficial ownership pursuant to Section 13(d) of the Exchange Act. However, Mr. Icahn disclaims beneficial ownership of these shares for all other purposes. The foregoing information was derived from a Schedule 13D filed with the SEC on December 28, 2001.

(13) Represents (i) 1,414,211 shares of common stock held of record by MZ Trading LLC, of which Mr. Zeitchick is the sole managing member, (ii) 12,100 shares of common stock held of record by Mr. Zeitchick and (iii) 183,333 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Zeitchick. Does not include 166,667 shares of common stock issuable upon exercise of options held by Mr.

         Zeitchick that are not currently exercisable and that will not become exercisable within the next 60 days.

(14) Represents (i) 1,426,311 shares of common stock held of record by The Vincent A. Mangone Revocable Living Trust Dated 11/5/96, of which Mr. Mangone is the sole trustee and beneficiary, and (ii) 183,333 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Mangone. Does not include 166,667 shares of common stock issuable upon exercise of options held by Mr. Mangone that are not currently exercisable and that will not become exercisable within the next 60 days.

(15) Represents (i) 1,392,251 shares of common stock held directly by Mr. Lorber, (ii) 118,560 shares of common stock held by Lorber Alpha II Partnership, a Nevada limited partnership, (iii) 5,067 shares of common stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, and (iv) 20,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lorber. Does not include (i) 20,000 shares of common stock issuable upon exercise of options held by Mr. Lorber that are not currently exercisable and that will not become exercisable within 60 days and (ii) the shares of common stock beneficially owned by New Valley Corporation of which Mr. Lorber serves as an executive officer and director. Mr. Lorber indirectly exercises sole voting power and sole dispositive power over the shares of common stock held by the partnership. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc. Mr. Lorber and family members serve as directors and executive officers of Lorber Charitable Fund, and Mr. Lorber possesses shared voting power and shared dispositive power with the other directors of the fund with respect to the fund's shares of our common stock. The foregoing information was derived from an Amendment to Schedule 13D filed with the SEC on December 21, 2001 as well as from information made known to us.

(16) Includes 766,666 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Rivas. Does not include 566,667 shares of common stock issuable upon exercise of options held by Mr. Rivas that are not currently exercisable and that will not become exercisable within the next 60 days.

(17) Includes 20,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lampen. Does not include (i) 20,000 shares of common stock issuable upon exercise of options held by Mr. Lampen that are not currently exercisable and that will not become exercisable within the next 60 days and (ii) the shares of common stock beneficially owned by New Valley Corporation of which Mr. Lampen serves as an executive officer and director.

(18) Includes 20,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Eide. Does not include 20,000 shares of common stock issuable upon exercise of options held by Mr. Eide that are not currently exercisable and that will not become exercisable within 60 days.

(19) Includes (i) 823 shares of common stock held of record in the individual retirement account of Mr. Beinstein's spouse and (ii) 20,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Beinstein. Does not include 20,000 shares of common stock issuable upon exercise of options held by Mr. Beinstein that are not currently exercisable and that will not become exercisable within 60 days.

(20) Includes 11,666 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Giardina. Does not include 23,334 shares of common stock issuable upon exercise of options held by Mr. Giardina that are not currently exercisable and that will not become exercisable within the next 60 days.

(21) Includes 1,408,331 shares of common stock issuable upon exercise of currently exercisable options and excludes 1,170,002 shares of common stock issuable upon exercise of options that are not currently exercisable and that will not become exercisable within the next 60 days. See notes 7, 8, 13, 14, 15, 16, 17, 18, 19 and 20.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

         At this year's annual meeting of shareholders, eight directors will be elected to hold office for a term of one year expiring at the next annual meeting of shareholders. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

         Unless authority is withheld, the proxies solicited by the board of directors will be voted FOR the election of these nominees. Our articles of incorporation do not provide for cumulative voting. In case any of the nominees becomes unavailable for election to the board of directors, an event which is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment. The eight nominees for directors, their current positions with us, their term of office and their business background are set forth below.

         Howard M. Lorber, 54 years old, has been chairman of our board of directors since May 2001. Since November 1994, he has been president, chief operating officer and a member of the board of directors of New Valley, a company engaged in the real estate business and seeking to acquire additional operating companies. From January 1994 to January 2001, Mr. Lorber was a consultant to Vector Group Ltd., a New York Stock Exchange-listed holding company, with subsidiaries engaged in the manufacture and sale of cigarettes and the principal shareholder of New Valley, and since January 2001 has served as its president, chief operating officer and a member of its board of directors. Mr. Lorber has been chairman of the board of directors of Hallman & Lorber Associates Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates since 1975. Mr. Lorber has been a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the NASD since 1984. Since 1990, Mr. Lorber has been chairman of the board of directors of Nathan's Famous, Inc., a chain of fast food restaurants, and has been its chief executive officer since 1993. Mr. Lorber also serves as a director of United Capital Corp., a real estate investment and diversified manufacturing company, and of Prime Hospitality Corp., a company doing business in the lodging industry. He is also a trustee of Long Island University.

         Victor M. Rivas, 59 years old, has been our president and chief executive officer and a member of our board of directors since May 2001. Mr. Rivas has been affiliated with Ladenburg Thalmann & Co. Inc., our primary operating subsidiary, since September 1997 and has been its chairman and chief executive officer since July 1999. He has been co-chairman of the board of directors of Ladenburg Capital Management Inc., one of our previous operating subsidiaries, since November 2001. Since October 1999, he has been a member of the board of directors of New Valley. Prior to joining Ladenburg Thalmann & Co., Mr. Rivas served as an executive officer of the brokerage firms of Rickel & Associates, Inc. from March 1997 to September 1997 and Janssen-Meyers Associates, L.P. from January 1996 to March 1997. Mr. Rivas had previously served as chairman of the board and chief executive officer of Conquest Industries Inc. and its subsidiary, Conquest Airlines Corp.

         Vincent A. Mangone, 37 years old, has been our executive vice president and a member of our board of directors since August 1999. Mr. Mangone has been a registered representative with Ladenburg Thalmann & Co. since March 2001. Mr. Mangone has also been affiliated with Ladenburg Capital Management since October 1993 and has been an executive vice president since September 1995.

         Mark Zeitchick, 37 years old, has been our executive vice president and a member of our board of directors since August 1999. Mr. Zeitchick has also been a registered representative with Ladenburg Thalmann & Co. since March 2001. Mr. Zeitchick has also been affiliated with Ladenburg Capital Management since October 1993. Mr. Zeitchick has been Ladenburg Capital Management's co-chairman since November 2001. From September 1995 until November 2001, he was an executive vice president of Ladenburg Capital Management. From May 2001 until

November 2001, he served as chairman of Ladenburg Capital Management, and became co-chairman in November 2001.

         Henry C. Beinstein, 60 years old, has been a member of our board of directors since May 2001. Mr. Beinstein has been a director of New Valley since 1994. Since August 2002, Mr. Beinstein has been an analyst and a registered representative of Gagnon Securities, LLC, a broker-dealer and a member firm of the NASD. He retired in August 2002 as the executive director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the managing director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing in November 1995. From April 1985 through October 1995, Mr. Beinstein was the executive director of Proskauer Rose LLP, a New York-based law firm. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and national director of finance and administration at Coopers & Lybrand.

         Robert J. Eide, 50 years old, has been a member of our board of directors since May 2001. He has also been the chairman and treasurer of Aegis Capital Corp. since before 1988. Mr. Eide also serves as a director of Nathan's Famous, Vector Group and Vital Living, Inc., a marketer of nutritional supplements.

         Richard J. Lampen, 49 years old, has been a member of our board of directors since January 2002. He has been the executive vice president and general counsel of New Valley since October 1995 and a member of its board of directors since July 1996. Since July 1996, Mr. Lampen has served as executive vice president of Vector Group. Since January 1997, Mr. Lampen has served as a director of CDSI Holdings Inc., a company with interests in the marketing services business, and since November 1998 has been its president and chief executive officer. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm located in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a managing director at Salomon Brothers Inc., an investment bank, and was an employee at Salomon Brothers from 1986 to April 1992. Mr. Lampen has served as a director of a number of other companies, including U.S. Can Corporation, The International Bank of Miami, N.A. and Spec's Music Inc., as well as a court-appointed independent director of Trump Plaza Funding, Inc.

         Richard J. Rosenstock, 51 years old, has been a member of our board of directors since August 1999. From May 2001 until December 2002, Mr. Rosenstock served as vice chairman of our board of directors and from August 1999 until December 2002, served as our chief operating officer. He also served as our president from August 1999 until May 2001. Since January 2003, Mr. Rosenstock has been a registered representative of Ladenburg Thalmann & Co. Mr. Rosenstock had been affiliated with Ladenburg Capital Management from 1986 until December 2002. From May 2001 until December 2002, he served as Ladenburg Capital Management's chief executive officer. From January 1994 until May 1998, he served as an executive vice president of Ladenburg Capital Management and was its president from May 1998 until November 2001.

Board and Committee Information

         During the fiscal year ended December 31, 2002, our board of directors met three times and acted by unanimous written consent nine times. Each of our current directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he was a member held in 2002. We have standing audit and compensation committees of the board of directors. We do not have a standing nominating committee.

         Notwithstanding anything to the contrary set forth in our previous filings under the Securities Act or the Exchange Act that might incorporate future filings made by us under those statutes, the sections set forth below under the captions entitled "Compensation Committee Report on Executive Compensation," "Audit Committee Information and Report" and "Stock Price

Performance Graph" will not be incorporated by reference in any of those prior filings or any future filings by us.

Compensation Committee Information and Report

         The compensation committee was established in November 1999 and is currently comprised of Henry C. Beinstein, Robert J. Eide and Howard M. Lorber. The compensation committee is responsible for administering our Annual Incentive Bonus Plan ("Bonus Plan"), our Special Performance Incentive Plan ("Incentive Plan") and our 1999 Performance Equity Plan ("Equity Plan"). During the fiscal year ended December 31, 2002, the compensation committee acted by unanimous written consent five times.

         Compensation Committee Report on Executive Compensation

         This report is made by our compensation committee, which consists of three non-employee directors. The responsibilities of the committee include:

         o establishing the general compensation policy for our executive officers, including our chief executive officer;

         o administering our Bonus Plan, Incentive Plan and Equity Plan, each of which is designed to comply with the requirements of
                  Section 162(m) of the Internal Revenue Code; and

         o in administering each of these plans, the committee determines who participates in the plans, establishes performance goals, if any, and determines specific grants and bonuses to the participants.

         The committee's executive compensation policies are generally designed to provide competitive levels of compensation that integrate pay with our annual performance and reward above average corporate performance, recognize individual initiative and achievements, and assist us in attracting and retaining qualified executives.

         Prior to the establishment of the compensation committee, we entered into employment agreements with Messrs. Zeitchick and Mangone pursuant to which they receive compensation that is based upon four components as set forth in each of these officers' employment agreements. In May 2001, we amended these agreements and entered into an employment agreement with Mr. Rivas that provides for similar compensation to be paid to Mr. Rivas. The agreements provide them with a base salary, which is not anticipated to be the sole component of their total annual cash compensation, brokerage commissions with respect to customer accounts for which they are the designated account representatives, participation in our Bonus Plan and Incentive Plan that is designed to provide additional cash compensation based upon our achieving specific criteria and performance targets and a grant of stock options under our Equity Plan.

         Our Bonus Plan is a performance-based compensation plan which provides for the payment of bonuses to participants selected by the committee if performance targets established by the committee are met within the specified performance periods. For the fiscal year ended December 31, 2002, the committee determined at the beginning of the period that participating employees would participate in a bonus pool equal to 25% of our net income before taxes and before the accrual of compensation payable under this plan, provided that we achieved a 10% return on equity before taxes at the end of the fiscal year. For the fiscal year ended December 31, 2002, the predetermined target was not met and no awards were made under this plan.

         Our Incentive Plan is similar in nature to our Bonus Plan in that participants selected by the committee at the beginning of the year are permitted to receive bonuses upon reaching performance targets established by the committee within specific performance periods, which performance targets can be based upon one or more selected business criteria. For the fiscal year ended December 31, 2002, the committee determined that the participants would be entitled to receive a bonus that is based upon total consolidated revenues provided that specified commission levels are achieved. These bonuses are paid monthly, based on the average monthly revenues to such date. Final awards reflecting the performance for the last month of the fiscal year and the fiscal year overall are not paid until the financial results for the year are reconciled and the committee has approved and certified that the established performance requirements have been achieved. During the fiscal year ended December 31, 2002, the performance targets were achieved and bonuses were paid to the participants based upon percentages established by the committee when it selected the participants.

         Our Equity Plan was adopted by our shareholders in August 1999 under which our officers, directors, key employees and consultants are eligible to receive stock options, stock appreciation rights, restricted stock awards and other stock based awards. Prior to the establishment of the committee, and in connection with entering into the employment agreements with Messrs. Zeitchick and Mangone, options to purchase common stock were granted to each of these individuals. In May 2001, in connection with us entering into the employment agreement with Mr. Rivas, our shareholders approved our issuing an option to purchase shares of common stock to Mr. Rivas. In January 2002, options to purchase common stock were granted to each of Messrs. Rivas, Zeitchick and Mangone as consideration for their continued employment with us. Subsequent stock option grants to other officers and employees will continue to be based on recommendations made by our senior management to the committee.

         Compensation of the Chief Executive Officer
         -------------------------------------------

         Victor Rivas's base salary for the fiscal year ended December 31, 2002 was determined in accordance with the employment agreement that we entered into in May 2001. Mr. Rivas' base salary is at the rate of $500,000 per year subject to periodic increases as determined by our board of directors or our compensation committee. As a portion of his compensation for the fiscal year ended December 31, 2002, Mr. Rivas received a bonus of $500,000. The committee also awarded to Mr. Rivas a cash bonus of $95,678 under our Incentive Plan. As discussed above, this bonus level was determined by the committee based upon us achieving specified performance targets during the fiscal year ended December 31, 2002. Due to our financial condition, Mr. Rivas voluntarily forfeited accrued compensation due to him under this plan during 2002 of $305,000, in addition to forfeiting compensation that would otherwise be due to him under this plan for the remainder of the 2002 year.

                    The Members of the Compensation Committee
                    -----------------------------------------

                                Henry C. Beinstein
                                Robert J. Eide
                                Howard M. Lorber

         Compensation Committee Interlocks and Insider Participation

         Our compensation committee is comprised of Messrs. Beinstein, Eide and Lorber. None of these individuals served as officers of our company or of our subsidiaries.

         Victor M. Rivas, our president and chief executive officer, serves as a member of New Valley's board of directors, of which Mr. Lorber is president, chief operating officer and a director. Additionally, Bennett S. LeBow, New Valley's chairman of the board of directors and chief executive officer, and Richard J. Lampen, New Valley's executive vice president, general counsel and director, are members of our board of directors. Prior to October 2002, New Valley's board of directors did not have a separate compensation committee and acted on compensation matters as an entire body. No individual who is an executive officer of ours currently serves on the New Valley compensation committee.

Audit Committee Information and Report

         Our audit committee was established in November 1999 and is currently comprised of Henry C. Beinstein, Robert J. Eide and Richard J. Lampen. During the fiscal year ended December 31, 2002, the audit committee met five times and acted by unanimous written consent six times.

         Audit Fees

         For the fiscal year ended December 31, 2002, the aggregate fees billed for professional services rendered for the audit of our annual financial statements and the reviews of our financial statements included in our quarterly reports totaled $150,071.

         Financial Information Systems Design and Implementation Fees

         For the fiscal year ended December 31, 2002, there were no fees billed for professional services by our independent auditors rendered in connection with, directly or indirectly, operating or supervising the operation of our information system or managing our local area network.

         All Other Fees

         For the fiscal year ended December 31, 2002, the aggregate fees billed for all other professional services rendered by our independent auditors totaled $68,490, primarily related to the preparation of our and certain of our subsidiaries tax returns.

         Audit Committee Report

         Our audit committee is comprised of Henry C. Beinstein, Robert J. Eide and Richard J. Lampen. Except as described below, the committee is required by the American Stock Exchange to be made up of at least three "independent directors" who are also "financially literate" as defined in the standards. These listing standards define an "independent director" generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director's exercise of independent judgment. The listing standards define "financially literate" as being able to read and understand fundamental financial statements (including a company's balance sheet, income statement and cash flow statement). The Exchange allows our audit committee to have one member that is not "independent" if, under exceptional and limited circumstances, our board of directors determines that membership by the non-independent director is required by our best interests and those of our shareholders. Under the Exchange's definition of "independent directors," Mr. Lampen would not be considered independent because he is executive vice president and general counsel of New Valley Corporation, an entity which has made various loans to us within the past year that totaled more than 5% of our consolidated gross revenues for the same period. However, due to our current financial condition and the reluctance of many highly competent persons to serve as directors of publicly held corporations in light of the recent adoption of The Sarbanes-Oxley Act of 2002 and other laws, rules and regulations being promulgated, our board has determined that it is unable to find a suitable replacement for Mr. Lampen to be appointed to the audit committee. Additionally, notwithstanding the fact that Mr. Lampen would not technically be an "independent director," our board believes that he will still be able to exercise the independent judgment necessary to carry out the responsibilities required for him to be a member of the committee. Accordingly, we have relied on the Exchange's exception that allows Mr. Lampen to continue to be a member of our audit committee.

         Pursuant to the audit committee's written charter, which was adopted on June 29, 2000, as amended and restated on August 12, 2003, our audit committee's responsibilities include, among other things:

         o reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

         o discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

         o discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;

         o discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;

         o reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

         o verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

         o        reviewing and approving all related-party transactions;

         o inquiring and discussing with management our compliance with applicable laws and regulations;

         o pre-approving all auditing services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

         o        appointing or replacing the independent auditor;

         o determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

         o establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

A copy of the Amended and Restated Audit Committee Charter is attached as Appendix A.

         Our audit committee has met and held discussions with management and our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent auditors also provided the audit committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the committee discussed with the independent auditors and management the auditors' independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by our independent auditors. Based upon the committee's discussion with management and the independent auditors and the committee's review of the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2002.

                       The Members of the Audit Committee
                       ----------------------------------

                                Henry C. Beinstein
                                Robert J. Eide
                                Richard J. Lampen

Executive Compensation

         The following table shows the compensation paid by us to our chief executive officer and to our other four most highly compensated executive officers (collectively, the "Named Executive Officers") for the calendar years 2002 and 2001, for the period from October 1, 2000 until December 31, 2000 ("Stub Period") and for the period from August 25, 1999 until September 30, 2000.


--------------------------------------- -------------- ---------------------------------- -------------------- ---------------------
                                                              Annual Compensation              Long-Term
                                                                                             Compensation

                                                       ---------------------------------- --------------------      All Other
     Name and Principal Position        Fiscal Period       Salary ($)       Bonus($)         Options (#)          Compensation
--------------------------------------- -------------- ----------------- ---------------- -------------------- ---------------------
Victor M. Rivas                             2002            500,000          595,678(1)         300,000                3,044(2)
    President and Chief                     2001            500,000(3)       867,826(4)       1,000,000              375,000(5)
    Executive Officer
--------------------------------------- -------------- ----------------- ---------------- -------------------- ---------------------
Mark Zeitchick                              2002             90,000          378,055(6)         250,000               32,357(2)
    Executive Vice President                2001             66,500          379,681(6)           -0-                 15,458(2)
                                         Stub Period         30,000          150,651(6)           -0-                  2,981(2)
                                            2000            130,000        2,482,017(7)           -0-                278,394(8)
--------------------------------------- -------------- ----------------- ---------------- -------------------- ---------------------
Vincent A. Mangone                          2002             90,000          378,055(6)         250,000               40,341(2)
    Executive Vice President                2001             66,500          379,681(6)           -0-                 10,752(2)
                                         Stub Period         30,000          150,651(6)           -0-                  7,436(2)
                                            2000            130,000        2,482,017(7)           -0-                278,510(8)
--------------------------------------- -------------- ----------------- ---------------- -------------------- ---------------------
Richard J. Rosenstock                       2002            340,000          164,242(6)         250,000              641,580(9)
    Former Vice Chairman and                2001            237,041          138,351(6)           -0-                  -0-
    Chief Operating Officer              Stub Period         30,000           87,535(6)           -0-                 18,885(2)
                                            2000            130,000        1,780,372(7)           -0-                236,746(8)
--------------------------------------- -------------- ----------------- ---------------- -------------------- ---------------------
Salvatore Giardina                          2002            214,000             -0-              35,000                   70(10)
    Vice President and Chief                2001            214,000            3,500(11)          -0-                    709(10)
--------------------------------------- -------------- ----------------- ---------------- -------------------- ---------------------

(1)      Represents (i) a $500,000 bonus paid by Ladenburg Thalmann & Co. and
         (ii) a $95,678 bonus paid by us under our Incentive Plan.

(2) Represents commissions earned from customer accounts for which the individual is a designated account representative.

(3) Represents $173,973 of salary paid by Ladenburg Thalmann & Co. prior to the consummation of the stock purchase agreement with New Valley, Berliner and Ladenburg Thalmann & Co. on May 7, 2001 and $326,027 of salary paid thereafter by us.

(4) Represents (i) a $173,973 bonus paid by Ladenburg Thalmann & Co., (ii) a $326,027 bonus paid by us pursuant to his employment agreement and
         (iii) a $367,826 bonus paid by us under our Incentive Plan.

(5) Represents the portion of a fee paid by New Valley to Mr. Rivas which was reimbursed by Ladenburg Thalmann & Co. for his services in connection with the closing of the stock purchase agreement with New Valley, Berliner and Ladenburg Thalmann & Co.

(6)      Represents a bonus paid to the individual under our Incentive Plan.

(7) Represents bonuses paid under our Bonus Plan and Incentive Plan as follows:

                             Bonus Plan ($)           Incentive Plan ($)
                             --------------           ------------------

         Rosenstock              821,128                    959,244
         Zeitchick               821,128                   1,660,889
         Mangone                 821,128                   1,660,889

(8) Represents commissions earned from customer accounts for which the individual is a designated account representative, together with override commissions earned in the following amounts: Rosenstock - $39,841, Zeitchick - $67,925 and Mangone - $67,925.

(9) Represents (i) a $590,000 accrual for a buy-out of Mr. Rosenstock's employment agreement and (ii) $51,580 of commissions earned from customer accounts for which Mr. Rosenstock is a designated account representative.

(10) Represents residual earnings from stock options surrendered with respect to the 1995 merger of Ladenburg Thalmann and New Valley.

(11)     Represents a discretionary bonus received by the individual.

Compensation Arrangements for Current Executive Officers

         Victor M. Rivas is currently employed by us as our president and chief executive officer until August 2004 under an employment agreement with Ladenburg Thalmann & Co. The employment agreement provides for an annual base salary of $500,000 subject to periodic increases as determined by our board of directors or our compensation committee. The agreement also provides for a guaranteed minimum annual bonus of $500,000. Mr. Rivas is entitled to participate in our Bonus Plan and receive an override (as defined in our Incentive Plan) in accordance with the terms of each plan. However, our compensation committee may limit Mr. Rivas' participation in the plans so that:

         o he may not receive in excess of 32.5% of the bonus pool available under the Bonus Plan; and

         o he may not receive an override in excess of a certain percentage of our total consolidated revenues earned in each year of the agreement ranging from 0.6167% for revenues up to $150,000,000 to 0.5% for revenues over $270,000,000.

Additionally, the committee may determine that $400,000 of Mr. Rivas' guaranteed bonus will be credited against any amounts owed to him under the Incentive Plan. Due to our financial condition, Mr. Rivas voluntarily forfeited accrued compensation due to him under this plan during 2002 of $305,000, in addition to forfeiting compensation that would otherwise be due to him under this plan for the remainder of the 2002 year.

         In connection with the agreement, we granted Mr. Rivas an option to purchase 1,000,000 shares of our common stock. The option was granted under our Equity Plan and is exercisable at a price of $3.05 per share. The options vest in three annual installments commencing on May 7, 2002 and expire on May 7, 2011. The options provide that if a change of control occurs, all options not yet vested will vest and become immediately exercisable.

         Messrs. Zeitchick and Mangone are currently employed by us as executive vice presidents until August 2004 under employment agreements with us and Ladenburg Capital Management. Each of these officers receive an annual base salary of $90,000 subject to periodic increases as determined by our board of directors or our compensation committee. Pursuant to the agreements, Messrs. Zeitchick and Mangone are entitled to participate in our Bonus Plan and receive an override under the Incentive Plan in accordance with the terms of each plan. However, our compensation committee may limit each of their participation in the plans so that:

         o neither may receive in excess of 22.5% of the bonus pool available under the Bonus Plan (if either Messrs. Zeitchick or Mangone receive less than 22.5% of the bonus pool available under the Bonus Plan, he may terminate the employment agreement for "reason" which entitles him to certain severance benefits); and

         o neither may receive an override in excess of a certain percentage of our total consolidated revenues earned in each year of the agreement ranging from 0.5067% for revenues up to $150,000,000 to 0.4108% for revenues over $270,000,000.

Due to our financial condition, Messrs. Zeitchick and Mangone voluntarily forfeited 25% of the compensation due to them under the Incentive Plan for the period from September 1, 2002 through December 31, 2002.

         The agreements with Messrs. Rivas, Zeitchick and Mangone provide that they will not compete with us or our subsidiaries for a period of one year from the date of their respective terminations.

         Mr. Rosenstock, our former vice chairman and chief operating officer, was previously employed by us under an employment agreement with us and Ladenburg Capital Management pursuant to a five-year employment agreement dated August 24, 1999. Due to our financial condition, effective September 1, 2002, Mr. Rosenstock voluntarily forfeited 25% of the compensation due to him under the Incentive Plan for the remainder of the 2002 calendar year. Effective September 1, 2002, Mr. Rosenstock also voluntarily forfeited 25% of the compensation due to him pursuant to his employment agreement for retail and institutional brokerage commissions generated from various registered representatives employed by our subsidiaries. Effective December 31, 2002, we entered into an amendment to Mr. Rosenstock's agreement that provided for him to terminate his employment with us as our vice chairman and chief operating officer. The amendment provides for him to be employed with Ladenburg Thalmann & Co. as a registered representative until December 31, 2005. Mr. Rosenstock received $25,000 upon signing of the amendment and will receive a monthly base salary of approximately $17,000 for the first year of the agreement and a monthly base salary of $15,000 for the second and third years of the agreement. Additionally, Mr. Rosenstock will receive 50% of all of his retail brokerage production for the term of the agreement and 15% of any compensation received by Ladenburg Thalmann & Co. or any of its affiliates as a finders fee for any corporate finance transactions entered into within 18 months after the introduction by Mr. Rosenstock to Ladenburg Thalmann & Co. However, he will no longer be entitled to participate in the Incentive Plan and Bonus Plan. The agreement provides that Mr. Rosenstock will not compete with us or our subsidiaries for a period of one year from the date of his termination, but allows him to deal with any of his prior or then existing customers or clients without any restriction. Because Mr. Rosenstock is not obligated to perform future services, the signing bonus and base salary are considered a buy-out for accounting purposes and, accordingly, a total of $590,000 was accrued as of December 31, 2002 and included in operating expenses for 2002.

         Salvatore Giardina, our vice president and chief financial officer, is an at-will employee. His compensation consists of an annual base salary of $214,000 plus discretionary bonuses. Mr. Giardina received a bonus of $3,500 in 2001 and did not receive a bonus in 2002.

Compensation Arrangements for Directors

         Directors who are employees of ours receive no cash compensation for serving as directors. During 2002, we paid our non-employee directors an annual fee of $12,000 payable in quarterly installments, for their service on our board of directors. Effective February 1, 2003, our directors will each receive annual fees of $15,000 and members of our audit committee and compensation committee will receive an additional annual fee of $10,000 and $5,000, respectively. In addition, each director will receive five hundred dollars per meeting that he attends. Additionally, upon their election or re-election, as the case may be, we grant our non-employee directors ten-year options under our Equity Plan to purchase 20,000 shares of our common stock at fair market value on the date of grant. On May 7, 2001, we granted to each of Messrs. Lorber, LeBow, Frost, Beinstein, and Eide a ten-year option to purchase 20,000 shares of common stock at an exercise price of $3.05 per share, which options vested in full on May 7, 2002. On January 10, 2002, we granted Mr. Lampen a ten-year option to purchase 20,000 shares of common stock at an exercise price of $0.88 per share, which options vested in full on January 10, 2003. On November 15, 2002, we granted each of Messrs. Lorber, LeBow, Beinstein, Eide and Lampen a ten-year option to purchase 20,000 shares of common stock at an exercise price of $0.22 per share, which options vest in full on November 15, 2003. All of our directors are reimbursed for their costs incurred in attending meetings of the board of directors or of the committees on which they serve.

Option Grants

         The following table represents the stock options granted in the fiscal year ended December 31, 2002, to the Named Executive Officers.


----------------------------------------------------------------------------------------------------------------------------------
                                                       STOCK OPTION GRANTS IN 2002
------------------------------ ------------------- ------------------------ ----------------- -------------- ---------------------
                                   Number of          Percent of Total
                                   Securities        Options Granted to
                                   Underlying           Employees in         Exercise Price    Expiration     Grant Date Present
      Name of Executive        Options Granted (#)     Fiscal Year (%)       of Options ($)       Date           Value(1)($)
------------------------------ ------------------- ------------------------ ----------------- -------------- ---------------------
Victor M. Rivas                     300,000                12.67%                 0.88           1/10/12           $258,000
------------------------------ ------------------- ------------------------ ----------------- -------------- ---------------------
Richard J. Rosenstock               250,000                10.56%                 0.88           1/10/12           $215,000
------------------------------ ------------------- ------------------------ ----------------- -------------- ---------------------
Mark Zeitchick                      250,000                10.56%                 0.88           1/10/12           $215,000
------------------------------ ------------------- ------------------------ ----------------- -------------- ---------------------
Vincent A. Mangone                  250,000                10.56%                 0.88           1/10/12           $215,000
------------------------------ ------------------- ------------------------ ----------------- -------------- ---------------------
Salvatore Giardina                   35,000                 1.48%                 0.60           3/19/12           $20,300
------------------------------ ------------------- ------------------------ ----------------- -------------- ---------------------

(1) The estimated present value at grant date of the options granted to such individuals has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: volatility of 134.08%, a risk-free rate of 4.385%, an expected life of 10 years, a dividend rate of 0% and no forfeiture. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

         The following table sets forth the fiscal year-end option values of outstanding options at December 31, 2002, and the dollar value of unexercised, in-the-money options for our Named Executive Officers. There were no stock options exercised by any of the Named Executive Officers in 2002.


------------------------------------------------------------------------------------------------------------------------
                                       AGGREGATED FISCAL YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------
                                    Number of Securities Underlying                Dollar Value of Unexercised
                                         Unexercised Options at                      in-the-money Options at
                                            Fiscal Year End:                             Fiscal Year End
------------------------------ ------------------- ----------------------- --------------------- -----------------------
Name                             Exercisable (#)      Unexercisable (#)        Exercisable ($)       Unexercisable ($)
------------------------------ ------------------- ----------------------- --------------------- -----------------------
Victor M. Rivas                     333,333               966,667                  -0-                    -0-
------------------------------ ------------------- ----------------------- --------------------- -----------------------
Richard J. Rosenstock                89,508               260,492                  -0-                    -0-
------------------------------ ------------------- ----------------------- --------------------- -----------------------
Mark Zeitchick                       98,460               251,540                  -0-                    -0-
------------------------------ ------------------- ----------------------- --------------------- -----------------------
Vincent A. Mangone                   98,460               251,540                  -0-                    -0-
------------------------------ ------------------- ----------------------- --------------------- -----------------------
Salvatore Giardina                   11,666                23,334                  -0-                    -0-
------------------------------ ------------------- ----------------------- --------------------- -----------------------

Annual Incentive Bonus Plan

         On August 23, 1999, our shareholders adopted the Bonus Plan, which is a performance-based compensation plan for our executive officers and other key employees. The plan is administered by our compensation committee and is intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code. Under this plan, bonuses are paid to participants selected by our compensation committee if performance targets established by our compensation committee are met within the specified performance periods. For the fiscal year ended December 31, 2002 and for the fiscal year ending December 31, 2003, our compensation committee determined that participating employees would share in a bonus pool equal to 25% of our net income before taxes and before the accrual of compensation payable under this plan provided that we achieve a 10% return on equity before taxes at the end of the fiscal year. The maximum award payable annually to any participant under this plan is limited to a percentage of the bonus pool created and is subject to the maximum limit of $5,000,000 for any person. The maximum award available to Victor M. Rivas under the plan is limited to 32.5% of the Pool and the maximum award available to any other participant under the plan is limited to 22.5% of the Pool. No awards were made under the Bonus Plan for fiscal 2002 to Messrs. Rivas, Rosenstock, Zeitchick and Mangone, the participants in the Bonus Plan for 2002. The compensation committee has selected Messrs. Rivas, Zeitchick and Mangone to participate in the Bonus Plan for fiscal 2003.

Special Performance Incentive Plan

         On August 23, 1999, our shareholders adopted our Incentive Plan. The Incentive Plan is similar in nature to the Bonus Plan in seeking to provide performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Executive officers and key employees selected by our compensation committee may receive bonuses upon reaching performance targets established by our compensation committee within specific performance periods, which performance targets may be based upon one or more selected business criteria. For the fiscal year ended December 31, 2002 and for the fiscal year ending December 31, 2003, the compensation committee has determined that participants are entitled to receive an incentive award that is based on our total consolidated revenues provided that specified commission levels are achieved. Awards are payable monthly, based on the average monthly revenues to such date. However, final awards reflecting the performance for the last month of the fiscal period and the fiscal period overall are not paid until all financial results for the year are reconciled and the compensation committee has approved and certified that the established performance requirements have been achieved. The maximum award payable for any fiscal period to any participant is the lesser of $5,000,000 or a set percentage for the individual participants as disclosed elsewhere in this report. Messrs. Rivas, Rosenstock, Zeitchick and Mangone received bonuses under the Incentive Plan for fiscal 2002 as disclosed in the Summary Compensation table above. The compensation committee has selected Messrs. Rivas, Zeitchick and Mangone to participate in the Incentive Plan for fiscal 2003.

1999 Performance Equity Plan

         On August 23, 1999, our shareholders adopted the Equity Plan covering 3,000,000 shares of our common stock, under which our officers, directors, key employees and consultants are eligible to receive incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, deferred stock, stock reload options and other stock based awards. On May 7, 2001, our shareholders approved an amendment increasing the number of shares available for issuance under the plan to 5,500,000 shares. On November 6, 2002, our shareholders approved another amendment increasing the number of shares available for issuance under the plan to 10,000,000 shares. The Equity Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options may only be granted until May 26, 2009. The plan is intended to comply with the regulations issued under Section 162(m) of the Internal Revenue Code and is administered by our compensation committee. To the extent permitted under the provisions of the plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

Ladenburg Thalmann Financial Services Inc. Employee Stock Purchase Plan

         In November 2002, our shareholders approved the "Ladenburg Thalmann Financial Services Inc. Employee Stock Purchase Plan," under which a total of 5,000,000 shares of common stock are available for issuance. Under this stock purchase plan, as currently administered by the compensation committee, all full-time employees may use a portion of their salary to acquire shares of our common stock. Option periods have been initially set at three months long and commence on January 1st, April 1st, July 1st and October 1st of each year and end on March 31st, June 30th, September 30th and December 31st of each year. On the first day of each option period, known as the "date of grant," each participating employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the three-month purchase period comprising an option period. The last trading day of an option period is known as an "exercise date." On the exercise date, the amounts withheld will be applied to purchase shares for the employee from us. The purchase price will be the lesser of 85% of the last sale price of our common stock on the date of grant or on the exercise date. The Plan became effective November 6, 2002 and the first option period ended June 30, 2003. As of the date of this proxy, 834,221 shares of common stock have been issued under the Ladenburg Thalmann Financial Services Inc. Employee Stock Purchase Plan.

Equity Compensation Plan Information

         The following table sets forth certain information at December 31, 2002 with respect to our equity compensation plans that provide for the issuance of options, warrants or rights to purchase our securities.


------------------------------ -------------------------------- ------------------------- ------------------------------------------
                                                                                           Number of Securities Remaining Available
                                 Number of Securities to be         Weighted-Average           for Future Issuance under Equity
                                   Issued upon Exercise of         Exercise Price of                  Compensation Plans
                                Outstanding Options, Warrants     Outstanding Options,              (excluding securities
        Plan Category                    and Rights               Warrants and Rights           reflected in the first column)
------------------------------ -------------------------------- ------------------------- ------------------------------------------
Equity Compensation
Plans Approved by                         4,656,813                      $2.08                            5,343,187
Security Holders
------------------------------ -------------------------------- ------------------------- ------------------------------------------
Equity Compensation
Plans Not Approved by                      200,000                       $1.00                               -0-
Security Holders(1)
------------------------------ -------------------------------- ------------------------- ------------------------------------------

(1) On August 31, 2001, New Valley and Frost-Nevada each loaned us $1,000,000. As consideration for the loans, we issued to each of them a five-year, immediately exercisable warrant to purchase 100,000 shares of our common stock at an exercise price of $1.00 per share. These two warrants are our only equity compensation "plans" not approved by our shareholders.

Stock Price Performance Graph

         The graph below compares the cumulative total return of our common stock from October 29, 1997 (the day on which our common stock began trading on the NASD OTC Bulletin Board) through December 31, 2002 with the cumulative total return of companies comprising the Amex Composite Index (formerly the Amex Market Value Index) and a peer group selected by us based on comparative revenue. The graph plots the growth in value of an initial investment of $100 in each of our common stock, the Amex Composite Index and the peer groups selected by us over the indicated time periods, and assuming reinvestment of all dividends, if any, paid on our the securities. We have not paid any cash dividends and, therefore, the cumulative total return calculation for us is based solely upon stock price appreciation and not upon reinvestment of cash dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

         Our peer group is comprised of companies engaged in the same business that we are, each with revenues comparable to ours, and consists of the following companies: First Albany Companies, Inc., First Montauk Financial Corp., The John Nuveen Co., Kirlin Holding Corp., M.H. Meyerson & Co., Inc., Olympic Cascade Financial Corp., Paulson Capital Corp., Siebert Financial Corp. and Stifel Financial Corp. Hoenig Group, Inc. has been removed from the peer group presented in our 2002 proxy statement as it was acquired by another entity.


                                                                                  Cumulative Total Return
                                                              -------------------------------------------------------------
                                                                  10/97      9/98      9/99       9/00     12/01     12/02

LADENBURG THALMANN FINANCIAL SERVICES, INC.                      100.00     44.57     59.78      45.65     15.13      1.57
AMEX MARKET VALUE (U.S. & FOREIGN)                               100.00     91.04    117.12     143.37    121.28    102.32
PEER GROUP                                                       100.00    106.62    174.18     151.86    154.29    162.48



Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of these forms furnished to us and representations that no other reports were required, all Section 16(a) reporting requirements were complied with during the fiscal year ending December 31, 2002, except that

Dr. Frost, the beneficial holder of 16.9% of our common stock, filed one Form 4 late, which Form 4 included one transaction.

Certain Relationships and Related Transactions

         On May 7, 2001, we consummated the stock purchase agreement, as amended, with New Valley Corporation, Berliner Effektengesellschaft AG and Ladenburg Thalmann & Co. in which we acquired all of the outstanding common stock of Ladenburg Thalmann & Co. As partial consideration for the common stock of Ladenburg Thalmann & Co., we issued:

         o 18,598,098 shares of common stock and $8.01 million aggregate principal amount of our senior convertible promissory notes, currently convertible into 3,844,216 shares of common stock, to New Valley; and

         o 4,620,501 shares of common stock and $1.99 million aggregate principal amount of our senior convertible promissory notes, currently convertible into 955,055 shares of common stock, to Berliner.

We also paid New Valley and Berliner $8.01 million and $1.99 million in cash, respectively. The cash portion of the consideration paid to New Valley and Berliner was obtained pursuant to a loan agreement with Frost-Nevada, Limited Partnership under which Frost-Nevada provided us with $10 million in cash in exchange for $10 million aggregate principal amount of our senior convertible promissory notes, currently convertible into 6,497,475 shares of common stock.

         As a result of these transactions, the following individuals became affiliated with us:

         o Howard M. Lorber, president and chief operating officer of New Valley, is now the chairman of our board of directors;

         o Bennett S. LeBow, chairman and chief executive officer of New Valley, is now a member of our board of directors;

         o Victor M. Rivas, chairman and chief executive officer of Ladenburg Thalmann & Co. and a member of the board of directors of New Valley, is now our president and chief executive officer;

         o Richard J. Lampen, executive vice president, general counsel and a member of the board of directors of New Valley, is now a member of our board of directors;

         o Henry C. Beinstein, a member of the board of directors of New Valley, is now a member of our board of directors; and

         o Robert J. Eide, a member of the board of directors of Vector Group, the parent of New Valley, is now a member of our board of directors.

Upon becoming members of our board of directors in May 2001, each of Messrs. Lorber, LeBow, Beinstein and Eide were granted a ten-year option to purchase 20,000 shares of common stock at $3.05 per share. The options vested in full on May 7, 2002. Upon becoming a member of our board of directors in January 2002, Mr. Lampen was granted a ten-year option to purchase 20,000 shares of common stock at $0.88 per share. This option vested in full on January 10, 2003. Each of these grants were made under our Equity Plan. In November 2002, we granted each of Messrs. Lorber, LeBow, Beinstein, Eide and Lampen a ten-year option to purchase 20,000 shares of common stock at $0.22 per share. The options vest in full on November 15, 2003.

         Pursuant to the employment agreement with Mr. Rivas in which he became our president and chief executive officer, Mr. Rivas is entitled to receive an annual base salary of $500,000, subject to periodic increases as determined by LTS' board of directors, as well as a guaranteed minimum annual bonus of $500,000. Mr. Rivas will also be entitled to participate in our Bonus Plan and Incentive Plan in accordance with the terms of the plan and Mr. Rivas' employment agreement. Additionally, we granted Mr. Rivas an option to purchase 1,000,000 shares of common stock at $3.05 per share under our Equity Plan. The option vests in three equal annual installments commencing on May 7, 2002. The option also provides that if a change of control occurs, the portion of the option not yet vested will vest and become immediately exercisable.

         The notes issued to New Valley and Berliner bear interest at a rate of 7.5% per year, payable quarterly, and are secured by a pledge of the shares of common stock of Ladenburg Thalmann & Co. The notes are convertible, in whole or in part, at any time, into that number of shares of common stock determined by dividing the principal and interest to be converted by the "conversion price." The "conversion price" is $2.0836498 and is subject to anti-dilution adjustment for stock splits, dividends and other similar events. Additionally, if, during any period of 20 consecutive trading days, the closing sale price of our common stock is at least $8.00, the principal and all accrued interest on the notes will be automatically converted into shares of common stock at the conversion price then in effect. The notes also provide that if a change of control occurs, as defined in the notes, we must offer to purchase all of the outstanding notes at a purchase price equal to the unpaid principal amount of the notes and the accrued interest.

         The note issued to Frost-Nevada has the same terms as the notes issued to New Valley and Berliner, except that the conversion price of the note is $1.5390594 and pays interest at a rate of 8.5% per year. The note issued to Frost-Nevada is also secured by a pledge of the shares of common stock of Ladenburg Thalmann & Co.

         On June 28, 2002, New Valley, Berliner and Frost-Nevada agreed with us to forbear until May 15, 2003 payment of the interest due to them under the senior convertible promissory notes held by these entities on the interest payment dates of the notes commencing on June 30, 2002 through March 2003. On March 3, 2003, the holders of the senior convertible promissory notes agreed to extend the interest forbearance period to January 15, 2005 with respect to interest payments due through December 31, 2004. Interest on the deferred amounts accrues at 8% on the New Valley and Berliner notes and 9% on the Frost-Nevada note. We also agreed to apply any net proceeds from any subsequent public offerings to any such deferred amounts owed to the holders of the notes to the extent possible.

         Concurrently with the closing of the stock purchase agreement, New Valley purchased 3,945,060 of our common stock at $1.00 per share from Joseph Berland, our former chairman and chief executive officer. Additionally, on the same date, Frost-Nevada purchased a total of 550,000 shares of our common stock at $1.00 per share from Richard Rosenstock, our vice chairman and chief operating officer, Mark Zeitchick and Vincent Mangone, our executive vice presidents, and David Thalheim, our former administrator. In connection with these sales, our board waived lock-up agreements between us and the individuals in which the individuals had agreed that they would not, without our board's prior written consent, sell, transfer or otherwise dispose of any of their shares of our common stock until August 2001.

         In connection with these transactions, we also entered into amendments to the existing employment agreements with each of Messrs. Berland, Rosenstock, Zeitchick and Mangone. Pursuant to the amendments:

         o Mr. Berland resigned from his positions with us and became the executive vice president of corporate finance of Ladenburg Capital Management through May 2003 at an annual base salary of $150,000;

         o Mr. Rosenstock became our vice chairman and chief operating officer and Ladenburg Capital Management's chief executive officer through August 2004 at an annual base salary of $340,000;

         o Mr. Zeitchick remained as an executive vice president of ours and became Ladenburg Capital Management's co-chairman of the board through August 2004 at an annual base salary of $90,000; and

         o Mr. Mangone remained as an executive vice president of ours and Ladenburg Capital Management through August 2004 at annual base salary of $90,000.

Effective December 31, 2002, we entered into a further amendment to Mr. Rosenstock's agreement that provided for him to no longer be employed by us. However, he will continue to be a member of our board of directors and will be employed by Ladenburg Thalmann & Co. as a registered representative until December 31, 2005. Mr. Rosenstock received $25,000 upon signing of the amendment and will receive a monthly base salary of $17,000 for the first year of the agreement and a monthly base salary of $15,000 for the second and third years of the agreement. Additionally, Mr. Rosenstock will receive 50% of all of his retail brokerage production for the term of the agreement and 15% of any compensation received by Ladenburg Thalmann & Co. or any of its affiliates as a finders fee for any corporate finance transactions entered into within 18 months after the introduction by Mr. Rosenstock to Ladenburg Thalmann & Co. However, he will no longer be entitled to participate in the Incentive Plan and Bonus Plan. The agreement provides that Mr. Rosenstock will not compete with us or our subsidiaries for a period of one year from the date of his termination, but allows him to deal with any of his prior or then existing customers or clients without any restriction. The signing bonus and base salary are considered a buy-out for accounting purposes, and accordingly, a total of $590,000 was accrued as of December 31, 2002 and included in operating expenses for 2002.

         Each of Messrs. Zeitchick and Mangone continue to be entitled to participate in our Bonus Plan and Incentive Plan in accordance with the terms of the respective plans and their respective employment agreements.

         Prior to the consummation of the acquisition, New Valley maintained office space at Ladenburg Thalmann & Co.'s principal offices. In connection with the consummation of the transaction, New Valley entered into a license agreement with Ladenburg Thalmann & Co. in which New Valley will continue to occupy this space at no cost to New Valley. The license agreement is for one year and is automatically renewed for successive one-year periods unless terminated by New Valley. The space, which is not currently occupied by New Valley, has been subleased on a short-term basis by Ladenburg Thalmann & Co. to an unaffiliated third party.

         From June 2001 until October 2002, J. Bryant Kirkland III, the vice president, treasurer and chief financial officer of New Valley, served as our chief financial officer and New Valley did not allocate any expense to us for his services. In December 2002, we accrued compensation for Mr. Kirkland's services, in the amount of $100,000, payable in four quarterly installments of $25,000, commencing April 1, 2003.

         On August 31, 2001, New Valley and Frost-Nevada each loaned us $1,000,000. The loans were evidenced by promissory notes that matured on the earlier of February 28, 2002 and the next business day after we received our federal income tax refund for the fiscal year ending September 30, 2001. The promissory notes bore interest at the Prime Rate as published in the Wall Street Journal plus 1%. As consideration for the loans, we issued to each of New Valley and Frost-Nevada a five-year, immediately exercisable warrant to purchase 100,000 shares of our common stock at an exercise price of $1.00 per share. These loans were repaid in January 2002.

         On March 27, 2002, we borrowed $2,500,000 from New Valley. The loan, which bears interest at 1% above the prime rate, was due on the earlier of December 31, 2003 or the completion of one or more equity financings where we receive at least $5,000,000 in total proceeds. The terms of the loan restrict us from incurring or assuming any indebtedness that is not subordinated to the loan so long as the loan is outstanding. On July 16, 2002, we borrowed an additional $2,500,000 from New Valley on the same terms as the March 2002 loan (collectively, the "2002 Loans"). In November 2002, we renegotiated our current clearing agreement with one of our clearing brokers whereby this clearing broker became our primary clearing broker, clearing substantially all of our business. As part of the new agreement with this clearing broker, an affiliate of the clearing broker loaned us an aggregate of $3,500,000 (the "Clearing Loans"). In connection with the Clearing Loans, New Valley agreed to extend the maturity of the 2002 Loans to December 31, 2006 and to subordinate the 2002 Loans to the repayment of the Clearing Loans.

         On October 8, 2002, we borrowed an additional $2,000,000 from New Valley. The loan, which bore interest at 1% above the prime rate, matured on the earliest of December 31, 2002, the next business day after we received our federal income tax refund for the fiscal year ended September 30, 2002, and the next business day after we received a loan from an affiliate of our clearing broker in connection with the conversion of additional clearing business to this broker. This loan was repaid in December 2002 upon receipt of the Clearing Loans.

         We may from time to time borrow additional funds on a short-term basis from New Valley or from other parties, including our shareholders and clearing brokers, in order to supplement the liquidity of our broker-dealer operations.

         Howard Lorber is chairman of the board of directors of Hallman & Lorber Associates, Inc., a private consulting and actuarial firm, and related entities, which receive commissions from insurance policies written for us. These commissions amounted to approximately $106,000 in 2002.

         Several members of the immediate families of our executive officers and directors are employed as registered representatives of Ladenburg Thalmann & Co. As such, they receive a percentage of commissions generated from customer accounts for which they are designated account representatives and are eligible to receive bonuses in the discretion of management. The arrangements we have with these individuals are similar to the arrangements we have with our other registered representatives. Oscar Sonkin and Richard Sonkin, the father-in-law and brother-in-law, respectively, of Richard J. Rosenstock, received $72,000 and $216,000, respectively, in compensation during 2002. Steven Zeitchick, the brother of Mark Zeitchick, received $182,000 in compensation during 2002. It is anticipated that each of these individuals will receive in excess of $60,000 in compensation from us in 2003.

                              Independent Auditors

         Our audit committee has selected Eisner LLP as our independent auditors for the fiscal year ending December 31, 2003. Eisner LLP was our independent auditors for the fiscal year ended December 31, 2002. Representatives of Eisner LLP are expected to be present at the annual meeting. The representatives of PricewaterhouseCoopers and Eisner will have the opportunity to make statements and will be available to respond to appropriate questions from shareholders.

         On September 30, 2002, we dismissed PricewaterhouseCoopers LLP as our independent auditors. Our audit committee recommended and approved the decision to change independent auditors. PricewaterhouseCoopers' reports on our financial statements for the past two fiscal years did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and review of unaudited financial statements through June 30, 2002 (the most recent unaudited financial statements subject to review), there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers would have caused them to make reference to the subject matter of the disagreement in connection with their report. During the two most recent fiscal years and through September 30, 2002, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC. A copy of PricewaterhouseCoopers' letter stating that it agreed with the foregoing statements has been filed with the SEC.

         On May 7, 2001, we dismissed Goldstein Golub Kessler LLP as our independent auditors. Our board of directors recommended and approved the decision to change independent auditors. Goldstein Golub Kessler's reports on our financial statements for the past two fiscal years did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and review of unaudited financial statements through May 7, 2001, there were no disagreements with Goldstein Golub Kessler on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Goldstein Golub Kessler would have caused them to make reference to the subject matter of the disagreement in connection with their report. During the two most recent fiscal years and through May 7, 2001, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC. A copy of Goldstein Golub Kessler's letter stating that it agreed with the foregoing statements has been filed with the SEC.

                             Solicitation of Proxies

         The solicitation of proxies in the enclosed form is made on behalf of our board of directors and we are paying the cost of this solicitation. In addition to the use of the mails, proxies may be solicited personally or over the telephone by our directors, officers and regular employees at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.

                    2004 Annual Meeting Shareholder Proposals

         In order for any shareholder proposal to be presented at the annual meeting of shareholders to be held in 2004 or to be eligible for inclusion in our proxy statement for such meeting, it must be received by us at our principal executive offices by April 24, 2004. Pursuant to Rule 14a-4 promulgated by the Securities and Exchange Commission, shareholders are advised that our management shall be permitted to exercise discretionary voting authority under proxies it solicits and obtains for our 2004 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, unless we receive notice of such proposal at our principal office in New York, New York, not later than July 8, 2004.

                                  Other Matters

         The board of directors knows of no matter which will be presented for consideration at the special meeting other than the matters referred to in this proxy statement. Should any other matter properly come before the special meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

                         Victor M. Rivas, President and Chief Executive Officer


New York, New York
August 22, 2003

                                                                     Appendix A
                                                                     -----------

                                                       Adopted: August 12, 2003

                              AMENDED AND RESTATED

                             AUDIT COMMITTEE CHARTER

                                       OF

                   LADENBURG THALMANN FINANCIAL SERVICES INC.

Purpose

The Audit Committee is appointed by the Board of Directors ("Board") of Ladenburg Thalmann Financial Services Inc. ("Company") to assist the Board in monitoring (1) the integrity of the annual, quarterly and other financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's independent auditor and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee also shall review and approve all related-party transactions.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission ("Commission") to be included in the Company's annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members, absent a temporary vacancy. The Audit Committee shall meet the "Independent Directors and Audit Committee" requirements of the American Stock Exchange and the independence and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 ("Exchange Act") and the rules and regulations of the Commission.

The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board. There shall be a Chairman of the Audit Committee which shall also be appointed by the Board. The Chairman of the Audit Committee shall be a member of the Audit Committee and, if present, shall preside at each meeting of the Audit Committee. He shall advise and counsel with the executives of the Company, and shall perform such other duties as may from time to time be assigned to him by the Audit Committee or the Board of Directors.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of or consultants to, the Audit Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall be directly responsible for determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to (i) the independent auditor for the purpose of rendering or issuing an audit report and (ii) any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee annually shall review the Audit Committee's own performance.

The Audit Committee shall:

Financial Statement and Disclosure Matters
------------------------------------------

1. Meet with the independent auditor prior to the audit to review the scope, planning and staffing of the audit.

2. Review and discuss with management and the independent auditor the annual audited financial statements, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

3. Review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor's review of the quarterly financial statements.

4. Discuss with management and the independent auditor, as appropriate, significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including:

         a. any significant changes in the Company's selection or application of accounting principles;

         b.       the Company's critical accounting policies and practices;

         c. all alternative treatments of financial information within GAAP that have been discussed with management and the ramifications of the use of such alternative accounting principles;

         d. any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies; and

         e. any material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Company's earnings press releases generally, including the use of "pro forma" or "adjusted" non-GAAP information, and any financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be general and include the types of information to be disclosed and the types of presentations to be made.

6. Discuss with management and the independent auditor the effect on the Company's financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures.

7. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9. Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company's internal control over financial reporting.

Oversight of the Company's Relationship with the Independent Auditor
--------------------------------------------------------------------

10. At least annually, obtain and review a report from the independent auditor, consistent with Independence Standards Board Standard 1, regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues and
         (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

11. Verify the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

12. Oversee the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

13. Be available to the independent auditor during the year for consultation purposes.

Compliance Oversight Responsibilities
-------------------------------------

14. Obtain assurance from the independent auditor that Section 10A(b) of the Exchange Act has not been implicated.

15.      Review and approve all related-party transactions.

16. Inquire and discuss with management the Company's compliance with applicable laws and regulations and with the Company's Code of Ethics and Business Conduct in effect at such time, if any, and, where applicable, recommend policies and procedures for future compliance.

17. Establish procedures (which may be incorporated in the Company's Code of Ethics and Business Conduct, in effect at such time, if any) for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or reports which raise material issues regarding the Company's financial statements or accounting policies.

18. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company's financial statements or accounting policies.

19. Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

Limitation of Audit Committee's Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

               LADENBURG THALMANN FINANCIAL SERVICES INC. - PROXY

                       Solicited By The Board Of Directors
              for Annual Meeting To Be Held on September 17, 2003,

                   The  undersigned   Shareholder(s)  of  Ladenburg
          Thalmann  Financial  Services  Inc.,  a  Florida  corporation
P ("Company"), hereby appoints Victor M. Rivas, Mark Zeitchick or Salvatore Giardina, or any of them, with full power of substitution and to act without the others, as the agents,
R attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on September 17, 2003 and at all adjournments thereof. This proxy will be voted in
O         accordance with the instructions given on the reverse side.
          If no instructions are given, this proxy will be voted FOR all of the following proposals.

          1. Election of the following Directors:

X            FOR all nominees listed below except     WITHHOLD AUTHORITY to vote
             as marked to the contrary                for all nominees listed
             below      |_|                           below      |_|

Y
            Howard M. Lorber, Victor M. Rivas, Richard J. Rosenstock,
             Vincent A. Mangone, Mark Zeitchick, Henry C. Beinstein,
                      Robert J. Eide and Richard J. Lampen

          INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee's name in the space below.

              -----------------------------------------------------

          2. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

             FOR  |_|            AGAINST  |_|             ABSTAIN |_|

         |_| I plan on attending the Annual Meeting.

                          Date ______________________________

                          ___________________________________
                          Signature

                          ___________________________________
                          Signature if held jointly


                          Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.